EXHIBIT 99.1

May 18, 2004

NEWS RELEASE to Lexington Herald-Leader

First Security Bancorp, Inc.Annual
Meeting of Shareholders

First Security Bancorp, Inc., the holding company for First Security Bank, held their annual meeting of shareholders on May 18, 2004 at The SpringHill Suites in Lexington. The following directors were elected for terms expiring in 2007: Harold Glenn Campbell, William A. Combs, Jr., Dr. Kenneth L. Gerson, Tommy R. Hall, Richard S. Trontz and William T. Vennes.